EXHIBIT 99.1

ENGlobal Appoints Pisula to Lead Business Development

HOUSTON, Aug. 1, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced that it has appointed Mr. Dennis E. Pisula as Senior Vice President – Business Development effective August 8, 2011. Mr. Pisula will be based in Houston and will report to Edward L. Pagano, ENGlobal's President and Chief Executive Officer.

Mr. Pisula has extensive experience with international sales throughout the energy industry. He brings over 40 years of service in the engineering and construction industry, having worked for Parsons/WorleyParsons for 33 years. He has spent the last 12 years of his career in Europe, Middle East, United Arab Emirates, Saudi Arabia, and North Africa.

"Dennis is extremely well known in the international energy community and he brings a wealth of knowledge and experience to our team," said Mr. Pagano. "Dennis' primary focus will be on international sales and his appointment completes another tactic under our strategic plan to expand further into overseas markets."

Management biographies can be found at www.englobal.com.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the impact on the Company of the changes in its management team; (2) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (3) the Company's ability to successfully and profitably integrate acquisitions; and (4) improvement in the performance of the energy sector.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com